Exhibit 5.1

[LETTERHEAD]

July 9, 2007
The Board of Directors
Recycle Tech, Inc.
6890 West 44th Ave. # 3
Wheat Ridge, Colorado 80033

  Re:    Registration Statement on Form SB-2
           Recycle Tech, Inc. common stock, par value $0.001 per share

Gentleman:

         We are counsel for Recycle Tech, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on July 9, 2007 for the sale of up to 323,000 shares of common stock, $0.001 par value, of the Company by selling shareholders (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares as covered by the Registration Statement and registered by the Company, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

DAVID WAGNER & ASSOCIATES, P.C.

/s/ David Wagner & Associates, P.C.